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                                                             EXHIBIT 10-H-1

                                ELBERT O. HAND
                  SUPPLEMENTAL BENEFIT COMPENSATION AGREEMENT
                  -------------------------------------------


          This Agreement, effective as of December 23, 1999, by and between Hartmarx Corporation ("Company"), and Elbert O. Hand, executive employee of Company or a subsidiary of Company ("Employee"),

                                 WITNESSETH:

          WHEREAS, Company wishes to provide to Employee retirement benefits that cannot be provided under the Hartmarx Retirement Income Plan maintained by Company (the "RIP") because of limitations that apply to the RIP under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, in order to allow Employee to accumulate personal assets to be used for retirement which, when taken together with Employee's benefits under the RIP, provide a benefit to Employee at retirement equivalent (on an after-tax basis) to what Employee would have received under the RIP (on an after-tax basis) but for said limitations under the Code, Company and Employee desire to enter into this Agreement pursuant to which: (i) Employee directs Company to deposit certain cash compensation payments for Employee directly into a segregated account established on behalf of Employee (as described in paragraph 5 below); and (ii) Company will pay certain tax gross up payments;

          NOW, THEREFORE, in consideration of their mutual undertakings, Company and Employee agree as follows:

          1. Deposits to Segregated Account. As of the last day of each calendar year, beginning with the effective date, the Plan Administration Committee of the Company (the "Committee") shall determine the Present Value of Employee's After-Tax Supplemental Benefits (as defined below). If the Present Value of Employee's After-Tax Supplemental Benefits is more than the Adjusted Market Value of assets held in Employee's segregated account projected as of the date of determination, Company will deposit the difference in the segregated account on or before the last day of that calendar year. The amount of the deposit made by Company to the segregated account shall be treated as cash compensation taxable to Employee in the year deposited to the account.

          2. Funding Assumptions. The factors listed below shall be used in the determination of deposits to Employee's segregated account as provided under paragraph 1 above.

          (a) Employee's "After-Tax Supplemental Benefit" determined as of the last day of any calendar year shall mean: (i) the difference between (A) the periodic benefit that would be payable under the RIP to the Employee (or his beneficiary) upon Employee's retirement at age 65

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               or, if Employee has attained age 65, Employee's retirement as at the date of determination (assuming Employee terminated service on the date of determination and accrued no further benefits under the RIP) if the limitations on benefits under the Code had not applied to the RIP, and (B) the periodic benefit payable to the Employee under the RIP after application of those limitations; less (ii) Applicable Income Taxes (as defined below) related to such difference determined under (i) above.

          (b) The "Present Value" of Employee's After-Tax Supplemental Benefits shall be determined using reasonable actuarial assumptions as determined from time to time by the Committee for this purpose. Actuarial assumptions applied for similar purposes under the RIP are hereby deemed reasonable for purposes of this Agreement.

          (c) "Applicable Income Taxes" shall mean federal (including Federal Insurance Contributions Act ("FICA"), if applicable), state and local income taxes (using, in each case, the nominal tax rate in effect for the highest individual income tax bracket for the calendar year in which such taxes are determined, rather than the highest effective tax bracket rate after considering the phase-out of lower bracket rates, personal exemptions, deductions, tax preference items, etc.) that would have been payable by Employee if the Company paid the Employee the amount described in subparagraph 2(a)(i) above in the calendar year with respect to which the amount is deposited, provided, that federal income taxes shall be considered net of state and local income tax benefits.

          (d) The "Adjusted Market Value" of assets held in the segregated account shall mean the market value of assets in the segregated account on the date of determination, plus the sum of the amount of any withdrawals or distributions from the segregated account and Applicable Interest. "Applicable Interest" shall mean the interest that would have been credited to such withdrawals or distributions each year (assuming such amounts had not been distributed) at a rate equal to the average of the six-month treasury bill rates for such year, or such other reasonable interest rate assumptions as the Committee in its discretion may adopt from time to time.

          3.  Special Rules for Initial Funding Contributions.
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          Notwithstanding the requirements of paragraph 2 above, and in accordance with the Company's intent to spread the first deposit over a five-year period, in the first year in which deposits are required to be made by the Company to the Employee's segregated account under this Agreement

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and for each of the three subsequent calendar years, Company shall reduce the deposit otherwise required by the following percentages:

               Year One --    80%
               Year Two --    75%
               Year Three --  66 2/3%
               Year Four --   50%.

For each calendar year that this Agreement is in effect after the fourth calendar year, the Company shall deposit the full amount described in paragraph 1, above. In the event of:

          (i) a change in control (as defined in the most recent severance agreement entered into by the Employee and the Company ("Severance Agreement")) of the ownership of the Company, along with any attempt by the Company to discontinue or delay deposit of the installment payments described herein, and accompanied by the reasonable written request by the Employee for acceleration of funding by the Company; or

          (ii) the death of the Employee or the discharge by the Company of Employee from the employment of Company or a subsidiary of Company without cause (as defined in the most recent employment agreement entered into by the Employee and the Company ("Employment Agreement"));

prior to the end of the five-year period described above, the percentage reductions described in the first sentence of this paragraph 3 shall not apply, and in the event of a change in control, discontinuance or delay of installment payments by the Company and written request by the Employee for acceleration of funding, all such payments must be deposited by the Company into the Employee's segregated account within ten (10) days of such discontinuance or delay and receipt of Employee's reasonable request by the Company. In the event of a voluntary termination of the Employee's employment initiated by the Employee (regardless of whether such termination is considered for good reason under the Employment Agreement) prior to the expiration of the five-year period, the Company shall continue to make the deposits in the form and at the times described in the first sentence of this paragraph 3 during the remainder of the five-year period. In the event the Company terminates this Agreement prior to the expiration of the five-year period, the Company shall continue to make the deposits in the form and at the times described in the first sentence of this paragraph 3 during the remainder of the five-year period; provided, however, that with respect to the calculation of the funding amount described in subparagraph 2(a), the Employee shall be deemed to have terminated employment with the Company as of the date the Company terminates this Agreement. Notwithstanding the foregoing, in the event that (i) the Employee is discharged by the Company for cause as defined in the Employment Agreement, (ii) the Employee breaches the confidentiality and nondisparagement provisions of paragraph seven of the Employment Agreement, or (iii) the Employee withdraws funds from the account prior to termination of employment with the Company, no further deposits shall be made to the Employee's segregated account by the Company under this Agreement.

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          4.  Tax Gross Up Payments to Employee. In addition to any cash payment made under paragraph 1 above, Company shall make a tax gross up payment to Employee for each calendar year during the term of this Agreement that Company makes a cash deposit into Employee's segregated account or there is a balance in Employee's segregated account. The tax gross up payment shall approximate:

          (a) the amount necessary to compensate Employee for the net increase in Employee's federal (including FICA), state and local income taxes as a result of the inclusion in his or her taxable income of the income earned on Employee's segregated account as well as any deposits made under paragraph 1 for that year; plus

          (b) an amount necessary to compensate Employee for the net increase in the taxes described in (a) above as a result of the inclusion in his or her taxable income of any payment made pursuant to this paragraph 4.

Payment of the tax gross up to Employee shall be made by Company directly from its general corporate assets. Payment of the tax gross up to Employee for any deposit made to the segregated account pursuant to paragraph 1 shall be made on or before the last day of the calendar year and payment of the tax gross up to Employee for any income earned on the segregated account for the year shall be made as soon as practicable after the end of the calendar year.

          5. Establishment of Segregated Account. Employee agrees to establish a segregated account in the form of a grantor trust between Employee and the Northern Trust Company in the form attached to this Agreement, or a savings account or such other form of segregated account generally available to the public from a financial institution as the Committee considers acceptable (the name and location of which institution shall be indicated in an attachment hereto), for the purpose of receiving and holding the cash deposits made pursuant to paragraph 1 above and any interest which is earned on the outstanding balances in the segregated account. Employee may elect to transfer all of the assets of his segregated account to another acceptable form of segregated account provided he gives the Committee 60 days advance written notice of such transfer.

          6. Termination of Agreement. This Agreement shall terminate after the earliest to occur of:

          (a)  the date Employee dies,

          (b) the date Employee withdraws any assets from the segregated account while employed by the Company,

          (c) the date Employee terminates employment for any reason (subject to the Company's obligation to make the remainder of its funding contributions during the five-year funding period described in, and subject to the terms and conditions of, paragraph 3), and

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          (d)  the date the Company notifies Employee that it has terminated the
               Agreement.

Except as provided in the following sentence and in the special five-year funding rules described in paragraph 3, upon termination of this Agreement Company shall have no obligation to make any further cash payments or tax gross up payments to Employee. If termination of this Agreement occurs under (a), (c) or (d) above, and subject to the special five-year funding rules described in paragraph 3, Company shall make a final deposit into Employee's segregated account equal to the difference (if any) between the Adjusted Market Value of the assets in Employee's segregated account as of the date payment is to be made and the Present Value of Employee's After-Tax Supplemental Benefits. This final deposit shall be made no later than the last day of the calendar year in which this Agreement terminates, or as soon as reasonably practicable thereafter, but in no event later than 30 days after the date of termination of this Agreement. For purposes of this final deposit, Employee's After-Tax Supplemental Benefits shall be determined as of the date the final deposit is to be made.

          7. Administration of Agreement. This Agreement shall be administered by the Committee. The Committee may delegate administrative authority to officers of Company, including the power to adopt administrative rules and regulations; provided, however, that the Committee's interpretation and construction of any provisions of this Agreement shall be binding and conclusive on the parties hereto.

          8. Amendment of Agreement. With the mutual consent of the parties hereto, this Agreement may be amended from time to time.

          IN WITNESS WHEREOF, Company and Employee have executed this Agreement on the day and year first above written.

                              HARTMARX CORPORATION


                              By
                                ---------------------------------

                              ELBERT O. HAND

                               /s/
                              -----------------------------------
                                         [signature]
                               Soc. Sec. No.
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